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                                                           SEC FILE NUMBER
                                                                0-23333
                                                    --------------------------
                                                            CUSIP NUMBER
                                                             887098 10 1
                                                    --------------------------

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 12B-25

                        NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K [ ] Form 20-K [x] Form 10-Q [ ] Form N-SAR [ ] Form
             N-CSR
             For Period Ended: March 31, 2005
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-K
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended: _____________________________

==============================================================================
 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
==============================================================================

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Timberland Bancorp, Inc.
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Full Name of Registrant

N/A
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Former name if applicable

624 Simpson Avenue
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Address of Principal Executive Office (Street and Number)

Hoquiam, Washington 98550
------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, 20-F, 1-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

     The registrant, as an accelerated filer, did not realize that it was required to file its Form 10-Q within 40 days after the end of the quarter, instead of 45 days.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

    Dean J. Brydon                  (360)                 533-4747
    ------------------          --------------    --------------------------
          (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
    answer is no, identify report(s).         [ ] Yes [X] No   (Form 10-Q for
                                                                12/31/04)

------------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

==============================================================================

                       TIMBERLAND BANCORP, INC.
             --------------------------------------------
             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 10, 2005                     By: /s/ Dean J. Brydon
      --------------------             --------------------------
                                       Dean J. Brydon, Chief Financial Officer